EXHIBIT 5

                               February 27, 1998




Universal Standard Healthcare, Inc.
26500 Northwestern Highway
Southfield, Michigan 48076

                    Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Universal Standard Healthcare, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of 1,000,000 shares of the Company's common stock ("Common Stock") for issuance pursuant to the Company's 1992 Stock Option Plan.

         In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is in good standing under the laws of the State of Michigan.

         2. The shares of Common Stock to which the Registration Statement relates are validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. We further consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Securities Act of 1933.

                                         Very truly yours,

                                         DYKEMA GOSSETT PLLC



                                         /s/ Steven C. Tyshka